Exhibit 10.4

Framework Cooperation Agreement

Party A: Dongfeng Liuzhou Motor Co., Ltd.

Party B: Shanghai Youxu New Energy Technology Co., Ltd.

Considering that:

Party A is a key state-owned automobile R&D and production enterprise in Liuzhou under the Dongfeng Motor Group, and has a comprehensive automobile production and R&D system; Party B is a wholly-owned subsidiary of Youpin Automobile Group, a leading new energy intelligent commercial enterprise in the industry, with superior intelligent power swapping technology and rich resources and capabilities in the production of intelligent battery swapping equipment, green finance, vehicle sales and user operation.

In the spirit of honesty and trustworthiness, reciprocity and mutual benefit, A and B form a cooperative partnership through friendly discussions. In future common development of Party Aand B, the two parties will jointly use the resources of both sides, support each other, and de-velop together to achieve the common goal of a win-win situation. By the common will of both parties, the following cooperation agreement is reached:

Article 1: Consensus on Cooperation

1.1 Both parties have highly similar development strategies in the field of intelligent battery swappable/chargeable EVs, and after adequate communication and exchange, we reached a consensus on cooperation and agreed to establish a strategic partnership. Both parties agreed to cooperate and use their complementary resource advantages to provide the national new energy vehicle market with a full range of services such as research and development, production, sales, finance, after-sales, operation and user services for intelligent battery swappable/chargeable vehicles and intelligent battery-swapping stations. Through business cooperation and innovation, both parties will achieve leapfrog development together, realize the consolidation across channel-building of battery swappable/chargeable EVs, battery-swapping stations arrangement and related services, and create new highs in the field of battery swappable/chargeable EVs.

Article 2: Cooperation Objectives

Through the resource advantages and cooperation consensus between A and B, the following objectives will be achieved:

2.1 Build up the R&D, production, and sales system of intelligent interchangeable battery sw-appable/chargeable vehicle models to increase the market share of both parties.

2.2 Combine forces to create a more competitive and innovative business model for intelligent battery swappable/chargeable EVs.

Article 3: Content of Cooperation

3.1 For sales or other forms of business promotion in the new energy vehicle market where both parties cooperate, Party A will make use of its own product advantages and select suitable models according to product characteristics, or jointly develop intelligent battery swappable/chargeable EV models based on Party B’s actual needs together with Party B. The process of developing common vehicle models will be underlined by the principle of risk-sharing, the quality and production capacity of the vehicle will be ensured, sales plans will be jointly created, and the R&D costs will be apportioned to the sales of the models in a stepwise manner. The specific sales plan and income distribution plan are subject to the actual designated written documents.

3.1.1	The first phase of cooperation is on the current S50 EV model (battery swappable version) ;

3.1.2	The second phase of cooperation will be on the SUV and MPV models (New Energy battery swappable version).

3.2 Party B will utilize its own channel advantages, and treat its online and offline platforms, interchangeable battery swapping technology and stations as carriers; combining these with the advantages of the new energy intelligent battery swappable/chargeable version of vehicles jointly developed by both parties and the operation system jointly built, Party B will provide the related battery swapping technology solutions for the common vehicle model. Besides, both parties’ resources and research advantages will be consolidated in order to complete the R&D and upgrade of the common battery swappable model together. At the same time, both parties will be responsible for channel promotion and financial packages for vehicle sales, enlargement of both parties’ brand effects and ultimately raising the two parties’ market shares.

3.3 Based on Party B’s advantages in manufacturing intelligent battery swapping stations, Party B will export to Party A intelligent power swapping station products that are suitable for the vehicle models, integrate resources, and jointly promote the sales business of the intelligent battery swapping station and the battery swapping cloud platform service developed by Party B. Detailed research and development costs, sales plans and revenue allocation schemes are subject to actual designated written documents.

3.4 Based on the green finance advantages of Party B and the Youpin Automobile Group, Party B will assist in providing green financial solution support for Party A’s cooperative sales of new energy vehicles, jointly promote the ESD (Power Swapping Sales Service Provider) dealership intelligent power swapping station network construction plan with financial advantages for Party A’s cooperative dealership channels, and jointly study new business models such as vehicle “leasing than selling”, separation of vehicle body and battery, and battery banking. Party B shall assist the financial resources of the Youpin Automobile Group and provide Party A and relevant dealer channels with a total credit limit of no less than RMB 2 billion for green finance, and the financial product policies provided by Party B shall be in the leading position in the industry, and the specific financial product policies shall be subject to the subsequent financial business policies of the Youpin Automobile Group.

3.5 The two parties will jointly explore and discuss future innovative marketing models suitable for the common intelligent battery swappable/chargeable vehicle models based on the UOTTA™ Battery Swapping Technology Service Platform, integrate resources, carry out resource-sharing and a series of vehicle sales, financial services, battery swapping related packages, after-sales services, and other business development together.

3.6 Regarding the sales rights of the channel key customers of the models cooperated by both parties, relevant parties shall apply for authorization according to the “Application for Key Customer Dealer Entry”. Party B shall sell products in the areas it has applied for, and if it goes beyond the area to sell or develop secondary agents or set up distribution points , it must report to Party A in advance for the record and obtain Party A’s consent. As for other related vehicle after-sales service authorisation and equipment parts supply, Party A and Party B shall work together to provide ideal vehicle after-sales service solutions for end customers.

3.7 A stepped pricing scale will be applied to the purchase price of the relevant cooperative models, with the specific stepped pricing rate [subject to the specific agreement signed].

3.8 Party A authorises Party B to be the operating service provider of the cooperative intelligent battery swapping/chargeable vehicle models and to carry out the construction and operation of the power swapping stations. During the cooperation period, Party A provides Party B with technical support for the battery swapping models and the interface with the battery swapping station equipment, and the latter has the right to independently purchase, manufacture and develop the intelligent battery swapping station equipment as well as to develop its own operation management system and corresponding information management system, and to improve the design of the intelligent battery swapping station and the suppliers of its components as required in actual operation.

3.9 All data related to the commonly developed vehicle and battery pack (including but not limited to customer data, T-BOX data, remote monitoring terminal data, OBD interface data, etc.) are owned by Party A, and Party A authorises Party B to exploit the above relevant data (including but not limited to customer data, T-BOX data, remote monitoring terminal data, OBD interface data, etc.) for secondary use and to provide operational services for financial institutions and users.

Article 4: Commitment of Both Parties

4.1 The Parties promise that the Party is entitled to enter into this Agreement and has obtained all the necessary permissions and authorisations to perform it.

4.2 The Parties promise that the execution of this Agreement by the Parties will be in accordance with the laws in force and will not prejudice the legal rights of any third party.

4.3 Party A undertakes that:

4.3.1	The battery swappable EV products provided shall conform to national technical quality standards and be complete with all relevant information.

4.3.2	It will maintain the stability of the regional market price and to ensure the interests of Party B in the field of battery swapping to the maximum extent.

4.3.3	It will assist with product technical, marketing training and other materials.

4.3.4	It will provide advertising and other materials on battery swapping products

4.3.5	It will handle and provide feedback on reported information, reports and complaints in a timely manner.

4.4 Party B undertakes that:

4.4.1	The battery swapping station products provided shall conform to national technical quality standards and meet the technical assessment requirements of Party A.

4.4.2	Party B has the obligation to maintain the reputation of Party A’s enterprise and products.

4.4.3	It will provide Party B’s battery swappable EV customers with quality battery swapping services.

4.4.4	It will strictly implement Party A’s vehicle product commercial policy and jointly maintain the stable development of the product commercial system.

4.4.5	With the support of Party A, provide excellent after-sales service for users in accordance with Party A’s policies.

Article 5: Confidentiality Clause

All documents (including paper and other media documents) and customer data provided to the other party by both parties and their representatives are confidential information and shall be kept safely and shall not be used for any purpose unrelated to the content of the cooperation between the two parties without the consent of the other party, nor shall they be disclosed to or licensed for use by a third party. If either party violates the confidentiality clause and causes damage to the other party, they shall bear legal responsibility and make compensation.

Article 6: Modification of This Agreement

6.1 After the agreement has come into effect, both parties shall not fail to perform the contents stipulated in the agreement due to a change in the name of the unit or a change in the legal representative, person in charge, contractor, or other matters.

6.2 This agreement is made by both parties and is equally binding on both parties. Neither party may amend or terminate this agreement without the written consent of the other party. In case of unfinished matters, both parties shall sign a supplementary agreement, which shall have the same legal effect as this agreement.

6.3 If the implementation of this Agreement is inconsistent with relevant policies, laws, regulations or relevant regimes, both parties shall amend this Agreement in accordance with the provisions.

Article 7: Commencement of This Agreement

7.1 This Agreement shall take effect from the date of signature and shall be valid for a period of three years.

Article 8: Other Matters

8.1 This agreement is a framework agreement for comprehensive business cooperation between Party A and B. Specific matters in the cooperation project need to be further clarified by the business departments of both sides in specific contracts. This framework agreement and the specific business cooperation contract form an inseparable whole and serve as the legal document for the cooperation between A and B. The scope of cooperation between the two parties is not limited to the content of this agreement and may be amended accordingly in line with the business development of both parties.

8.2 The Annexes shall be an integral part and shall have the same effect as this Agreement.

8.3 This Agreement shall come into effect after it has been signed by the legal representatives or authorized agents of both parties and sealed with the official seals of both parties.

8.4 The original of this Agreement shall be in four copies, two copies for each of the two parties and shall have the same legal effect.

8.5 Specific cooperation matters and matters not covered by this Agreement shall be resolved by consultation between A and B, and a supplementary agreement or related agreement shall be formed in writing, and the supplementary agreement or related agreement shall have the same legal effect as this Agreement.

No body content below

Signature and stamp page

Party A (Official Seal):	Party B (Official Seal):

Legal Representative	Legal Representative

(Or Authorised Representative):	(Or Authorised Representative):

Signature Date: August 28, 2021	Signature Date: August 28, 2021

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